PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact:    Matt McNulty
            Chief Financial Officer                               904/858-9100

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                PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES
              RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2018

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; April 25, 2018 -

Second Quarter Operating Results.

The Company reported a net loss of $188,000, or ($.06) per share, compared to net income of $260,000, or $.08 per share, in the same quarter last year.

Total revenues for the quarter were $27,979,000, up $586,000 from the same quarter last year. Transportation revenues (excluding fuel surcharges) were $25,376,000, down $317,000 or 1.2%. Miles increased by 20,000 to 9,354,000 versus 9,334,000 in the same quarter last year. During the second and third quarters of last fiscal year we lost sizeable pieces of business with two large customers. Since that time, we have secured some replacement business, including the recent integration of a large piece of new business in this second quarter that will be flowing through during the last two quarters of the fiscal year.

Compensation and benefits increased $588,000, or $.06 per mile, as a result of the recent driver pay increase and higher training costs. Insurance and losses were up $273,000 due mainly to (i) two costly environmental spills during the first half of this fiscal year, neither of which involved any third party vehicles, resulting in an actuarial loss adjustment of $335,000 to risk insurance, and (ii) some high dollar health insurance claims resulting in a loss adjustment this quarter of $323,000 to health insurance. SG&A was up $161,000 due to the reversal of $123,000 in bonus accruals in the second quarter last year and $36,000 from severance expensed during this quarter as we reduced management personnel.

Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $383,000 due to higher fuel surcharges. Depreciation expense was down $174,000 as we continued our efforts to right size our fleet. Corporate expenses were down by $208,000 due mainly to the corporate management changes that occurred during fiscal 2017. Gain on sale of assets increased $131,000 as we sold excess equipment to right size our tractor fleet. The company records all of the director's stock compensation expense in the second quarter of the fiscal year and in this year's second quarter that expense totaled $368,000.

As a result, operating loss this quarter was $292,000 compared to operating profit of $325,000 in the same quarter last year. Operating ratio was 101.0 this quarter versus a 98.8 in the same quarter last year.

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First Six Months Operating Results for Fiscal year 2018.

The Company reported net income of $3,404,000, or $1.03 per share, compared to net income of $1,172,000, or $.35 per share in the same period last year. This year's first six months' net income included $3,041,000, or $.92 per share, due to a deferred tax benefit resulting from revaluing the company's net deferred tax liabilities per the Tax Cuts and Jobs Act of 2017.

Total revenues for the first six months were $55,880,000, down $271,000 from the same period last year. Transportation revenues (excluding fuel surcharges) were $50,946,000, down $2,006,000 or 3.8%. Miles declined by 579,000, or 3%, to 18,606,000 versus 19,185,000 in the same period last year.

Compensation and benefits increased $377,000 as a result of the recent driver pay increase and higher training costs. Insurance and losses were up $284,000 due to higher claims. SG&A was up $172,000 due mainly to severance expense as we downsized some positions, excess costs associated with reorganizing our IT department and higher advertising costs related to hiring drivers.

Net fuel expense (i.e. gross fuel expenses less fuel surcharges) decreased by $997,000 due to fewer miles driven and higher fuel surcharges due to higher average diesel prices. Depreciation expense was down $306,000 as we sold excess equipment in our efforts to right size our fleet. Corporate expenses were down $338,000 due mainly to the corporate management changes that occurred during fiscal 2017.

As a result, operating profit was $452,000 compared to $1,573,000 in the same period last year. Operating ratio was 99.2 versus a 97.2 last year.

Summary and Outlook.

This second quarter our team was heavily focused on the integration of the recently awarded new business which began February 1st and was substantially integrated by March 31st. In addition, we took on some smaller pieces of new dedicated business with a handful of customers. In this quarter, we did experience some additional business loss in a particular market as a customer continued its transition to its private fleet. We also closed down our Birmingham terminal due to our inability to hire and retain drivers and make a suitable return on our investment in that market.

Driver hiring and retention is still very difficult. We were successful at adding drivers in a few markets this quarter, in particular in a couple of the markets where we were adding the recently awarded new business. However, other terminals experienced declines in driver count, in particular in the market where our customer converted to its private fleet. As a result, our overall company driver count remained flat this quarter. Our turnover rate during this quarter was 59.9% versus 70.2% in the same quarter last year. We did experience a positive trend in driver

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productivity as we saw our average transportation revenue per company driver climb by 5.7% this quarter versus the same quarter last year.

In the past six to eight weeks, capacity in the market has become very tight and there are an abundance of good business opportunities arising. Our task is to provide our drivers to those customers willing to compensate us, not only for our superior customer service, but also for the rising costs of driver pay, retention and insurance expense.

We have made reductions to overhead costs this fiscal year, much of it during the second quarter, causing us to incur some severance expense. We completed our initiative to sell excess equipment during the 2nd quarter and the full impact of both the overhead and equipment reductions should be fully realized beginning in the 3rd quarter.

The driver shortage remains a significant headwind and we will remain focused on driver retention as we move forward. The combination of recently increased business levels, the increase in driver and equipment productivity and the headcount reductions we've made should benefit the second half of this fiscal year.

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Conference Call.

The Company will host a conference call on April 25, 2018 at 3:00 PM (EDT). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-800-311-9406 domestic or international at 1-334-323-7224 then enter pass code 34732. Computer audio live streaming is available via the Internet through the Company's website at www.patriottrans.com at the Investor Relations tab or at one of the following links (whichever is most compatible with your device or player) http://stream.conferenceamerica.com/pth042518 or http://stream.conferenceamerica.com/pth042518.m3u. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-919-4059 domestic or international 1-334-323-0140 then enter pass code 39897760. An audio archive can be accessed via the internet at http://archive.conferenceamerica.com/archivestream/pth042518.mp3.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commissionn.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company's transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

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            PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                               (In thousands)
                                (Unaudited)



                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                       MARCH 31,               MARCH 31,
                                 ---------------------   ---------------------
                                     2018       2017         2018       2017
                                 ---------- ----------   ---------- ----------

Revenues:
  Transportation revenues        $   25,376     25,693   $   50,946     52,952
  Fuel surcharges                     2,603      1,700        4,934      3,199
                                     ------     ------       ------     ------
Total revenues                       27,979     27,393       55,880     56,151

Cost of operations:
  Compensation and benefits          12,043     11,455       23,916     23,539
  Fuel expenses                       4,304      3,784        8,426      7,688
  Repairs & tires                     1,685      1,625        3,258      3,263
  Other operating                     1,072        976        2,115      2,010
  Insurance and losses                3,169      2,896        5,885      5,601
  Depreciation expense                2,223      2,397        4,553      4,859
  Rents, tags & utilities               887        860        1,742      1,723
  Sales, general & administrative     2,442      2,281        4,764      4,592
  Corporate expenses                    790        998        1,277      1,615
  Gain on equipment sales              (335)      (204)        (499)      (312)
                                     ------     ------       ------     ------
Total cost of operations             28,280     27,068       55,437     54,578
                                     ------     ------       ------     ------

Total operating (loss) profit          (301)       325          443      1,573

Interest income and other                31          1           33          3
Interest expense                         (9)       (32)         (19)       (64)
                                     ------     ------       ------     ------

Income (loss) before income taxes      (279)       294          457      1,512
Provision for (benefit from)
  income taxes                          (85)        34       (2,941)       340
                                     ------     ------       ------     ------

Net income                       $     (194)       260   $    3,398      1,172
                                     ======     ======       ======     ======

Tax reform gain on retiree health         -          -           32          -

Comprehensive income             $     (194)       260   $    3,430      1,172

Earnings per common share:
  Net Income (Loss) -
    Basic                        $    (0.06)      0.08         1.03       0.36
    Diluted                      $    (0.06)      0.08         1.03       0.35

Number of shares (in thousands)
  used in computing:
    -basic earnings per
     common share                     3,316      3,300        3,310      3,295
    -diluted earnings per
     common share                     3,316      3,309        3,311      3,303

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